EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between ISLET SCIENCES, INC., a Nevada corporation (“Company”), and JOHN STEEL (“Executive”) this 1st day of July, 2013 (“Effective Date”). Company and Executive are sometimes referred to collectively as the “Parties” or individually as a “Party”.

PURPOSE

Company and Executive have reached a mutual agreement that Executive’s employment with Company will terminate at the close of business on July 1, 2013 (the “Termination Date”) pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment Agreement. Except as otherwise provided herein, this Agreement replaces and terminates that certain Employment Agreement entered into as of March 1, 2012 (the “Employment Agreement”), and will constitute the entire agreement between the Parties.

2. Resignation as Officer and Termination of Employment; Consulting Agreement. The Executive hereby resigns all positions as an officer of the Company and officer and director of its subsidiaries including Islet Sciences, Inc., a Delaware corporation, and DiaKine Therapeutics, Inc., a Delaware corporation; including, but not limited, to Chief Executive Officer, Treasurer and Secretary of the Company and all other positions as an employee, representative or agent of the Company and its subsidiaries effective as of the Termination Date.  The Executive also hereby resigns as Chairman of the Company’s Board of Directors, but shall remain a member of its Board of Directors. The parties hereby agree that following his resignation as described above the Executive will continue to serve as a business development consultant of the Company for one (1) year with a monthly compensation of $15,000 pursuant to a consulting agreement in the form attached hereto as Appendix C.

3. Restricted Stock and Compensation.

(a)           Executive is the recipient of 433,334 shares of Company restricted common stock (“Grant Shares”) that are not vested as of the Effective Date. The Company granted the Grant Shares to Executive pursuant to the Employment Agreement. Executive hereby agrees that  the Grant Shares have not vested and that the grant of the Grant Shares shall become null and void as of the Termination Date.

(b) Upon a Change in Control, as defined below, Executive shall receive the following:

(i) Payment of $270,000 in cash or Company restricted Common Stock, at the Company’s option; and

(ii) A number of shares of Company Common Stock equal to 1.00% of the Company’s total outstanding Common Stock immediately prior to the Change in Control.

For the purposes of this Section 3, a “Change in Control” shall mean the consummation of:

(1)
a merger, consolidation or reorganization involving the Company, unless the merger, consolidation or reorganization is a Non-Control Transaction. "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:

(A)
the shareholders of the Company immediately prior to the merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the common stock or voting securities, as the case may be, immediately prior to the merger, consolidation or reorganization,

(2)	a complete liquidation or dissolution of the Company; or

(3)	the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely because any person or entity or group of persons acquiring beneficial ownership (as determined under Section 13 of the Securities Exchange Act of 1934, as amended, of more than the permitted amount of the then outstanding voting securities or Common Stock of the Company as a result of an acquisition of voting securities or Common Stock by the Company which, by reducing the number of shares of voting securities or Common Stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person.

(c)           Executive shall be paid back by the Company $27,600 previously advanced by Executive to the Company which amount shall be subject to verification by the Company prior to its repayment which shall be made out of the proceeds of a financing of at least $1,000,000 in gross proceeds received by the Company upon the closing of a respective transaction. Proceeds from multiple closings of a financing can be aggregated for the purpose of calculating the $1,000,000 threshold amount.

(d)           Executive hereby agrees that he shall not, at any time, solicit any offers for a Change of Control and, in the event of receipt of an offer for a transaction which can result in a Change in Control, he shall, as soon as practicable, notify the Chief Executive Officer and Board of Directors of the Company, in writing, of such offer and shall not engage in any negotiation with respect to such transaction without the written consent of the Chief Executive Officer of the Company.  Executive hereby represents and warrants that Appendix D annexed hereto contains a list of each person and/or entity with which or whom he has discussed a transaction which could result in a Change of Control. Executive hereby agrees and acknowledges that he shall not be entitle to any fee, compensation or any other payment in connection with a Change of Control except as expressly provided for in this Agreement.

4. Executive Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (iii) attached hereto as Appendix A is a complete list of parties with which the Executive has had negotiations or agreements on behalf of the Company as of the Termination Date.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

5. Health Coverage. Effective as of the Termination Date, until the earliest to occur of (A) the expiration of twelve (12) months after the Termination Date, or (B) the death of the Executive, the Company shall, make payments to Executive equal to the amount necessary maintain his current health insurance coverage, which amount is agreed by the parties to be $1,000 per month.

6. Cooperation. From the date of this Agreement until the expiration date of the Executive’s engagement as a consultant pursuant to Section 2 hereof, the Executive agrees to cooperate and provide assistance and information to the Company on issues and matters relating to his responsibilities, duties, work activities during his employment and/or association with the Company or any of its related entities as provided herein. The Executive shall not be entitled to any additional compensation for his efforts, other than be reimbursed for out-of-pocket expenditures reasonably incurred in connection with the performance of services contemplated by this Section 6 which must be approved in writing in advance.

(a) In particular, but without limitation, the Executive agrees to: (1) cooperate fully with the Company, including its attorneys, accountants, and/or other advisers or agents, in connection with any potential or actual litigation, disputes, internal investigations or government investigations; (2) appear as a witness voluntarily upon the Company's request to provide truthful testimony and/or information regardless of whether served with a subpoena; (3) be available to attend interviews, depositions, pretrial preparation, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company; and (4) notify the Company if the Executive is contacted by any person or agency relating to his responsibilities, duties, work, activities during his employment and/or association with the Company or any of its related entities.

(b) the Company acknowledges any such efforts, if requested, will impose on his time and will likely interfere with other commitments the Executive may have in the future. Consequently the Company shall attempt to schedule such interviews, depositions, pretrial preparation, court proceedings, consultations or meetings in coordination with his schedule, but the Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company' control.

(c) It is expressly understood by the parties that the consideration received by the Executive under this Agreement shall be an exchange for his time and is not intended or understood to be dependent upon the character or content of any information the Executive disclose in good faith in any such proceedings, interviews, meetings or consultations.

(d) In the event that the Executive elect not to be represented by counsel chosen by the Company, the Executive shall have the right to be represented in any such matters by counsel of his choosing and at his sole cost and expense.

(e)  Nothing in this Agreement is to be construed as prohibiting the Executive from providing any truthful information or testimony to a state or federal agency or court when requested or required to do so by such agency or court.

7. Return of Property. By signing this Agreement, the Executive acknowledges and agrees that all documents and materials relating to the business of, or the services provided by, the Company and its affiliated companies are the sole property of the Company. By signing this Agreement the Executive further agrees and represent that the Executive has returned to the Company all of its and its affiliated companies property including, but not limited to, all credit cards, bank cards, computers, phones, research and development materials, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within his possession or control, which in any manner relate to the business of, or the duties and services the Executive performed on behalf of the Company or its related companies.  In addition, Executive agrees that he shall either (i) close all Company bank accounts for which he is a signatory or (ii) arrange for a new signatory on such accounts as may be designated by the Board of Directors.  Executive shall also return all materials in his possession relating to any Company account.

8. Confidential and Proprietary Information. By signing this Agreement, the Executive acknowledges and agrees that during his employment with the Company the Executive has had access to confidential and proprietary information of the Company, its subsidiaries and related companies and officers and directors, and further acknowledges and agrees that the release or disclosure of any such confidential or proprietary information will cause the Company and/or its related and subsidiary companies and its officers and directors, irreparable injury. By signing this Agreement, the Executive acknowledges that the Executive has not used or disclosed, and agree that the Executive will not at any time in the future use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information. For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, information regarding the Company, its subsidiaries and related companies or officers and directors, including, but not limited to information relating to any of their technology, intellectual property, contracts, agreements, arrangements, research and development, sales, sales projections, vendors, customers, employees, officers, directors, marketing plans and strategies, merchandising and business plans, universities and academic institutions.

9. Non-Disparagement and Confidentiality. The Executive promises and agrees not to disparage the Company, its subsidiaries and related companies, or their employees, officers, directors, agents or vendors, or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between the Company or its related entities and any employee or former employee, including himself. The Executive agrees that the only people with whom the Executive may discuss this confidential information are his legal and financial advisors, provided they each agree to keep the information confidential, or as otherwise required by law. For its part, the Company agrees upon receipt of inquiries, to provide the Executive with a neutral reference consisting of dates of employment and last position held.

10. Non-Solicitation. In exchange for the consideration the Executive is receiving under this Agreement and to which the Executive is not otherwise entitled, the Executive further agrees that, for a period of three (3) years immediately following his Termination Date, the Executive shall not, directly or indirectly:

(a)    interfere in any way with the Company' or its related entities relationship with any of their agents, customers, employees or vendors, or prospective agents, customers, employees or vendors, or induce any the Company or its related entities' agents, customers, employees or vendors to terminate or alter its business relationship with the Company or its related entities in a material adverse way.

(b)    hire, solicit for the purpose of hiring, or induce to leave their employment, any of the Company's or its related entities' employees or independent contractors, or otherwise be directly or indirectly involved in such activities. For purposes of this Section 9, “employees” shall include any current employees, any persons who were employed by the Company or its related entities on the Termination Date.

11. Remedies. If the Executive breaches any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies including, but not limited to, terminating and recovering any and all payments and benefits made or to be made under this Agreement. The Executive agrees that, if the Executive breaches or threatens to breach any term of Section(s) 8, 9, and/or 10, the Company shall be entitled as a matter of right to injunctive relief and reasonable attorneys' fees, costs, and expenses, in addition to any other remedies available at law or equity under this Agreement. The Executive agrees that if the Executive breaches any term of Section 10, the time period for such breached restriction shall be extended by the length of time that the Executive was in breach of such restriction.

12. Non-Competition. The Parties agree that the provisions of Sections 8.1 and 8.5 of the Employment Agreement shall remain in full force and effect so long as they are not in conflict with the provisions of this Agreement in which case the provisions of this Agreement shall prevail.

13. Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.

14. Global Release of Claims. On the Termination Date, Executive shall execute and deliver to the Company the Executive Waiver and Release attached hereto as Appendix B, and the Company shall execute and deliver to Executive the Company Waiver and Release attached hereto as Appendix E (each, the “Waiver and Release”). In giving the releases set forth in the Waiver and Release, which includes claims that may be unknown at present, each party acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542 of the California Civil Code, each party expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to its release of any unknown or unsuspected claims that such party may have against the other. The parties acknowledge and agree that the inclusion of a release of “unknown” claims in the Waiver and Release was separately bargained for and was a key element of this Agreement.

15. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by the Company to seek independent legal counsel to review this Agreement.

16. Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the Parties hereto mutually consent to the exclusive jurisdiction of the state and federal courts sitting in the New York County of the State of New York. In the event any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of New York or federal law, the remaining provisions of the Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

17. Severability. It is the desire of the Parties hereto that this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

18. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or Executive of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

19. Intention to Comply with Code Section 409A.

(a) This Agreement is intended to comply with the Internal Revenue Code (the “Code”) Section 409A. Executive acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.

(b) Pursuant to Code Section 409A, no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

(c) For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under this Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

20. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws.

21. Notices. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party. Either Party may change the address for notice by notifying the other Party of such change in accordance with this Section 22.

22. Entirety and Integration. Upon the execution hereof by the Company and Executive, this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) shall constitute a single, integrated contract expressing the entire agreement of the Parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the Parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement.

23. Expenses. Each Party hereto shall pay all its own costs and expenses incident to its negotiation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its counsel and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

24. Multiple Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to this original or same counterpart. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

25. Authorization. Each person signing this Agreement as a Party or on behalf of a Party represents that he or she is duly authorized to sign this Agreement on such Party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

26. Consulting Agreement. The Executive agrees to execute and deliver to the Company the Consulting Agreement attached hereto as Appendix C and provide the consulting services to the Company on the terms and conditions described in the Consulting Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which may be executed in multiple counterparts, as of the date first above written.

ISLET SCIENCES, INC.		EXECUTIVE

By:	Joel Perlin	John Steel
Its:	Director	Date:
Date:
Address for Notices: Islet Sciences, Inc. Attn: Chairman of the Board of Directors 641 Lexington Avenue, 6th Floor New York, NY 10022		Address for Notices:

Appendix A

List of parties with which the Executive has had negotiations or agreements on behalf of the Company

Appendix B

EXECUTIVE WAIVER AND RELEASE

Pursuant to the terms of the Separation Agreement and Release made as of _________, 2013, between Islet Sciences, Inc., a Nevada corporation (the “Company”) and me (the “Separation Agreement”), and in consideration of the benefits to be received by me pursuant thereto, I, JOHN STEEL, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Waiver and Release”), which shall become effective and binding on the eighth day after my signing of this Waiver and Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the consideration and benefits to be provided to me by the Company pursuant to the Separation Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1.
I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Spring Point Project, a Minnesota non-profit organization, and Company, their predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement or that may arise after this Waiver and Release is signed by me. Moreover, this Waiver and Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Waiver and Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Waiver and Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws, my employment agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date. Finally, nothing in this Waiver and Release shall affect my rights as a shareholder of the Company.

2.
I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

3.
I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement, as modified by the Separation Agreement.

4.
I agree not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Released Parties. I understand and acknowledge that this non-disparagement clause prevents me from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Released Parties. Further, I acknowledge that in executing this Agreement, I have knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the New York Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Released Parties. I also understand and agree that I have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with my attorney, and to consent to this clause and its terms knowingly and voluntarily. I further acknowledge that this non-disparagement clause is a material term of this Agreement. If I breach this paragraph 4, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against me and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with me. Nothing in this Waiver and Release shall, however, be deemed to prevent me from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency or during interviews of audit committee counsel related to or in anticipation of government investigations.

5.	I hereby acknowledge and affirm as follows:

a.	I have been advised to consult with an attorney prior to signing this Waiver and Release.

b.
I understand that for a period of seven days following my execution of this Waiver and Release, I may revoke the Waiver and Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Waiver and Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Separation Agreement and I will not be entitled to the consideration and benefits under the Separation Agreement until after the seven-day period has elapsed and I have not revoked this Waiver and Release.

c.
I acknowledge that I have received payment for all wages due at time of my employment termination, including any reimbursement for any and all business related expenses. I further acknowledge that the separation consideration and the separation benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

d.	I have carefully read the contents of this Waiver and Release and I understand its contents. I am executing this Waiver and Release voluntarily, knowingly, and without any duress or coercion.

6.
I acknowledge that this Waiver and Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7.	In the event that any provision of this Waiver and Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

8.
I hereby declare that this Waiver and Release and the Separation Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Waiver and Release and the Separation Agreement, to induce or persuade me to enter into this Waiver and Release.

9.	I understand that in order to be effective this Waiver and Release must be executed by me and delivered to the Company on or before _____________, 2013.

IN WITNESS WHEREOF, I have signed this Waiver and Release on the ___ day of _____, 2013.

John Steel

Appendix C

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Islet Sciences, Inc., a company organized and existing under the laws of the State of Nevada (hereinafter “COMPANY”), and John Steel, an individual residing in La Jolla, California (hereinafter “CONSULTANT”) effective as of July 1, 2013.

WHEREAS, the CONSULTANT and COMPANY have entered into a Separation Agreement and Release effective as of ___________, 2013, in connection with CONSULTANT’s separation from employment with the COMPANY as the Chief Executive Officer, Treasurer and Secretary (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, the parties have agreed to enter into this Agreement for the provision of consulting services by CONSULTANT to COMPANY;

WHEREAS, the COMPANY desires to retain CONSULTANT’s services and the CONSULTANT is willing to provide consulting services to the COMPANY in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, COMPANY and CONSULTANT agree as follows:

1. Scope of Service

The COMPANY and CONSULTANT recognize that CONSULTANT previously acted in the capacity of the COMPANY’s Chief Executive Officer, Treasurer and Secretary and that the scope of service CONSULTANT will render under this Agreement will be different and more limited than the services previously provided by the CONSULTANT in his capacity as the Chief Executive Officer, Treasurer and Secretary of the Company.

(a)	CONSULTANT has been retained by the COMPANY to provide the following services to the COMPANY: business development services as may be directed in writing by the COMPANY’s Chief Executive Officer.

(b)	CONSULTANT is not retained to enter into contracts or commitments for the COMPANY, and agrees not to do so without the express written consent of the Chief Executive Officer of the COMPANY.

(c)
CONSULTANT shall be free to engage in consulting services for others, provided, however, such other activities shall not interfere with his rendering services to the COMPANY or violate any provisions of the Separation Agreement.

(d)
CONSULTANT shall provide such other consulting services as the COMPANY and CONSULTANT may agree, without additional compensation. The services described in subparagraphs 1(a)-(d) may be referred to hereinafter collectively as the “Consultant Services”.

2.	Nature of Relationship Between Parties

The CONSULTANT shall render the Consultant Services in this Agreement as an independent contractor. Except as otherwise agreed to by the COMPANY, CONSULTANT will have no authority or power to bind the COMPANY in relation to third parties or to represent to third parties that CONSULTANT has authority or power to bind the COMPANY. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between CONSULTANT and the COMPANY or any of its affiliates or, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

3.	Compensation

(a)	In consideration for CONSULTANT performing the Consultant Services for the term of this Agreement, COMPANY agrees to pay CONSULTANT a monthly consulting fee of $15,000.00, payable monthly, in arrears.

(b)
In addition to the above compensation, COMPANY will reimburse CONSULTANT for all reasonable out of pocket expenses incurred by CONSULTANT consistent with COMPANY’s policies on reimbursement of business expenses; provided, however, that all expenses must be pre-approved in writing .

(c)
CONSULTANT will also be provided with office access, computer, cell phone and other reasonable support services, including home internet access, during the period of this Agreement consistent with the office support and services he was receiving as an employee. The consideration described in subparagraphs 3(a)-(c) may be referred to hereinafter collectively as the “Consultant Compensation”.

(d)	The Consultant Compensation shall be CONSULTANT’s sole compensation for performing the Consultant Services.

4.	Term

This Agreement shall commence on July 1, 2013, and shall continue in effect through June 30, 2014; provided, however, such term may be extended thereafter by mutual agreement of the parties or terminated at any time by written notice from the COMPANY to the CONSULTANT.

5.	Consultant’s Standard of Care

Subject to the other provisions of this Agreement, CONSULTANT shall provide the Consultant Services with the same degree of diligence, care, skill and prudence that would be customarily exercised by an executive officer of a U.S. public company and in the best interest of the COMPANY.

6.	Independent Contractor

(a)
Except as otherwise provided herein or in the Separation Agreement, the status of CONSULTANT shall be that of an independent contractor and CONSULTANT shall not be eligible for participation in benefit plans offered by COMPANY to its employees.

(b)
COMPANY acknowledges and agrees that CONSULTANT may engage directly or indirectly in other activities during the term of this Agreement. However, this provision shall not relieve CONSULTANT of his obligations under the Separation Agreement and paragraph 7 of this Agreement.

(c)
CONSULTANT shall be solely responsible for satisfaction of all tax obligations with regard to compensation earned pursuant to this Agreement, and agrees to hold COMPANY harmless from any liability for unpaid taxes or penalties in conjunction with earnings hereunder.

7.	Confidentiality

The CONSULTANT acknowledges and agrees that all Confidential Information about the COMPANY that was previously provided in the course of employment with the COMPANY and Confidential Information that will be provided to him in the course of the Term of this Agreement are and will continue to be the exclusive property of the COMPANY. The CONSULTANT agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the Chief Executive Officer of the COMPANY or (ii) as required by law or judicial or regulatory process; provided, however, that CONSULTANT shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by CONSULTANT of this paragraph 7. If requested by the COMPANY, CONSULTANT will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the COMPANY in its sole discretion) of such third party to keep such information confidential. The CONSULTANT agrees to continue to abide by COMPANY policies regarding confidentiality.

8.	Protective Covenants

The COMPANY agrees to provide CONSULTANT with Confidential Information, which CONSULTANT has not had access to or knowledge of before the execution of this Agreement. The CONSULTANT agrees that to protect the COMPANY’s Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the COMPANY and CONSULTANT in paragraph 7 of this Agreement:

(i)
Non-Solicitation. The CONSULTANT agrees that during (A) the Term of the Agreement and (B) for an eighteen month period following the Term of the Agreement (the “Post Consulting Period” and, together with the Term, the “Restricted Period”) will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the COMPANY, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the COMPANY, from any customer or client, or prospective customer or client, with whom CONSULTANT had contact or solicited during the (24) months that immediately proceeded the execution of this Agreement or during the Term of the Agreement.

(ii)
Non-Recruitment. The CONSULTANT also agrees that during the Restricted Period, he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the COMPANY, or otherwise cease their employment or contractor relationship with the COMPANY, or otherwise contract for services with, any employee or contractor of the COMPANY.

(iii)
Nature of the Restrictions. The CONSULTANT agrees that the time, geographical area, and scope of restrained activities for the restrictions in this paragraph 8 are reasonable, especially in light of the COMPANY’s desire to protect its Confidential Information. If a court concludes that any time period, geographical area, or scope of restrained activities specified in paragraph 8 of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if CONSULTANT violates any of the restrictions contained in this paragraph 8, the Restricted Period shall be suspended and will not run in favor of the CONSULTANT from the time of the commencement of any such violation until the time when the CONSULTANT cures the violation to the COMPANY’s satisfaction.

9.	Agreement to Return Company Property/Documents

Following the termination of CONSULTANT’s consulting arrangement for any reason, CONSULTANT agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized COMPANY representative; and (ii) he will promptly return to the COMPANY all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the COMPANY, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. He further agrees to return to the COMPANY immediately all COMPANY property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, COMPANY cellular phones, other COMPANY telephonic equipment, COMPANY credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the COMPANY or himself on behalf of the COMPANY.

10.	Survival

The provisions set forth in paragraphs 7 - 14 shall survive termination or expiration of this Agreement for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.

11.	No Assignment or Subcontracting

CONSULTANT shall not assign or subcontract in whole or in part any of the services to be furnished under this Agreement, nor shall CONSULTANT assign any payment due or to become due hereunder from COMPANY without the prior written consent of the COMPANY.

12.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, not including any choice-of-law rule of the State of New York, which may direct or refer any such interpretation to the laws of any other state or county.

13.	Dispute Resolution

If any dispute arises out of or is related to this Agreement or CONSULTANT’s employment or separation from employment with the COMPANY for any reason, and the parties to this Agreement cannot resolve the dispute, CONSULTANT and COMPANY hereby agree to resolve such disputes pursuant to the provisions of Section 17 of the Separation Agreement.

14.	Injunctive Relief

The CONSULTANT acknowledges and agrees that the covenants, obligations and agreements of the CONSULTANT contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the COMPANY irreparable injury for which adequate remedies at law are not available. Therefore, the CONSULTANT agrees that the COMPANY alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the CONSULTANT from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting this matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies the COMPANY may have against the CONSULTANT. The COMPANY and the CONSULTANT irrevocably submit to the exclusive jurisdiction of the state courts and federal courts sitting in the New York County of the State of New York regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this paragraph 14 solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this paragraph 14; (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts; (c) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief; and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this paragraph 14.

15.	Multiple Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to this original or same counterpart. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

16.	Authorization

Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ISLET SCIENCES, INC.

By:
Name:
Title:

CONSULTANT:

JOHN STEEL

Appendix D

List of parties with which the Executive has had discussions regarding the Change of Control

Appendix E

COMPANY WAIVER AND RELEASE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT,

Islet Sciences, Inc., a Nevada corporation

as RELEASORs, for good and valuable consideration to be given in accordance with the provisions of the Separation Agreement and Release, entered into as of the 1st day of July, 2013 (the “Separation Agreement”), from John Steel, as RELEASEE, covenants not to sue and releases and discharges RELEASEE, and where applicable, RELEASEE’s successors, assigns, heirs, executors and administrators from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands in law, admiralty or equity, which the RELEASORs, RELEASORs’ subsidiaries, officers, directors and employees, successors, affiliates and assigns ever had, now have, or hereafter can, shall or may have from the beginning of the world to the date of this Release; excluding, however,  (i) any claim for fraud or breach of fiduciary duty, and (ii) any claim arising from the failure of John Steel to perform any of the terms or obligations under this Agreement. This release becomes effective upon the effectiveness of the Executive Waiver and Release as described in the Separation Agreement.

Whenever the text hereof requires, the use of singular number shall include the appropriate plural number.

IN WITNESS WHEREOF, the RELEASOR has hereunto set its hand and seal on the 1st day of July 1, 2013.

ISLET SCIENCES, INC.

By:__________________
Name:  Joel Perlin
Title:    Director